SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934


                               NOVEMBER 1, 1996
 -----------------------------------------------------------------------------
               Date of Report (Date of earliest event reported)


                         HANGER ORTHOPEDIC GROUP, INC.
 -----------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


          DELAWARE                  0-10670                  84-0904275
 -----------------------------    --------------    --------------------------
 (State or other jurisdiction      (Commission              (IRS Employer
       of incorporation)           File Number)             Identification
                                                               Number)


   7700 OLD GEORGETOWN ROAD, BETHESDA, MARYLAND                 20814
 -----------------------------------------------------------------------------
     (Address of principal executive offices)                 (zip code)

                                (301) 986-0701
 -----------------------------------------------------------------------------
              Registrant's telephone number, including area code:

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On November 1, 1996, Hanger Orthopedic Group, Inc. ("Hanger") acquired J.E. Hanger, Inc. of Georgia, a Georgia corporation ("JEH"), in a merger transaction effected pursuant to an Agreement and Plan of Merger, dated as of July 29, 1996 (the "Merger Agreement") by and among Hanger, JEH and JEH Acquisition Corporation, a Georgia corporation ("Acquisition") wholly-owned by Hanger. The Merger Agreement provided for the merger of Acquisition with and into JEH (the "Merger"), as a result of which JEH became a wholly-owned subsidiary of Hanger, effective November 1, 1996 (the "Effective Date"). Upon the Effective Date, each share of common stock, par value $1.00 per share, of JEH (the "JEH Common Stock") was converted into the right to receive (i) $2,009.13 in cash (subject to adjustment as discussed below) and (ii) 45.66 shares of Hanger common stock, par value $.01 per share (the "Hanger Common Stock"). The Boards of Directors of Hanger and JEH unanimously approved the Merger Agreement. At a Special Meeting of JEH Shareholders held on October 28, 1996, such shareholders approved the Merger Agreement. The Merger Agreement was not required to be voted upon by Hanger shareholders. The following description of portions of the Merger Agreement is qualified by reference to the complete Merger Agreement, which is filed as an exhibit hereto.

JEH

     JEH provides orthotic and prosthetic services in 93 patient care centers in 15 states. Of JEH's patient care centers, only six operate in cities also served by Hanger patient care centers. JEH is the largest distributor of prosthetic and orthotic supplies and components in the United States and with the addition of Hanger's O&P Express distribution warehouse, the combined companies have six distribution points throughout the country.

TERMS OF THE MERGER

     Under the Merger Agreement, Acquisition merged with and into JEH, as a result of which JEH (as the surviving corporation in the Merger) became a wholly-owned subsidiary of Hanger. Subject to the adjustment provisions discussed below, upon effectiveness of the Merger on November 1, 1996 (the "Effective Date"), each outstanding share of JEH Common Stock was converted into the right to receive $2,009.13 in cash (subject to adjustment as discussed below) and 45.66 shares of Hanger Common Stock. The total amount of cash paid to holders of JEH Common Stock was $44 million (subject to adjustment as discussed below) and the total number of shares of Hanger Common Stock issued to holders of JEH Common Stock was one million shares (subject to the payment of cash in lieu of fractional shares as discussed below).

     The $2,009.13 in cash payable by Hanger in exchange for each share of JEH Common Stock consists of (i) $1,825.00, which was paid at the closing under the Merger Agreement on November 1, 1996 (the "Closing"), is not subject to any adjustment (the "Primary Cash Payment"); and (ii) $184.13 which was placed in an escrow account with a bank (the "Escrow Agent"), will be subject to adjustment as discussed below and will be paid as promptly as practicable after the amount of such post-closing adjustment is determined as described below (the "Post-Closing Cash Payment"). The Merger became effective on November 1, 1996, when a properly executed Certificate of Merger was duly filed with the Secretary of State of the State of Georgia.

     The $184.13 cash payment per share of JEH Common Stock referred to above will be subject to adjustment as described below. Such cash payment amount is referred to hereinafter as the "Payment Subject to Adjustment." On the Effective Date, Hanger placed in escrow with the Escrow Agent $4,032,447, representing the aggregate amount of the Payments Subject to Adjustment for all 21,900 outstanding shares of JEH Common Stock. Such amount is being held in escrow pending determination of the amount of the Post-Closing Cash Payment that will be set forth in the Accountants' PostClosing Report discussed below. The amount placed in escrow bears interest at a rate not less than the treasury bill rate until paid.

     The Payment Subject to Adjustment will be increased or deceased, as the case may be, by the amount by which the total amount of JEH's shareholders' equity at the Effective Date, determined in accordance with generally accepted accounting principals ("GAAP") on a basis consistent with the application of GAAP in JEH's financial statements for the year ended December 31, 1995, exceeds or is less than the Adjusted Shareholders' Equity as defined and described below. Under the Merger Agreement, JEH's Adjusted Shareholders' Equity at the Effective Date is required to be not less than $22,926,999, which is the amount of JEH's shareholders' equity at December 31, 1995, less
(i) the fair market value of certain marketable securities distributed to JEH shareholders prior to the Effective Date, (ii) the cash proceeds from the sale by JEH of any marketable securities or non-operating real properties distributed to JEH shareholders prior to the Effective Date and (iii) the net book value determined in accordance with GAAP of the non-operating real properties distributed to JEH shareholders prior to the Effective Date.

     The Payment Subject to the Adjustment may also be increased by the additional federal income tax attributable to the election by Hanger and JEH under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any corresponding election under state, local or foreign tax law. Reference is made to Sections 4.2(d), 9.15 and 9.17(b) of the Merger Agreement for
                                       3
additional information relating to such further adjustment of the Payment Subject to Adjustment as a result of such tax election.

     Within 60 days following the preparation by JEH of audit schedules in accordance with the terms of a Coopers & Lybrand audit assistance letter delivered to JEH on or about the Effective Date, Hanger will cause Coopers & Lybrand to complete, at Hanger's expense, a report (the "Accountant's Post-Closing Report") setting forth the adjustment in the Payment Subject to Adjustment as discussed above. Hanger will promptly deliver the Accountant's Post-Closing Report to the JEH Shareholders' Representatives (as defined in the Merger Agreement) and in the event the total amount of the Post-Closing Cash Payment is greater than the amount of the Payment Subject to Adjustment held in escrow, Hanger will transfer an amount equal to such excess to the Escrow Agent. In the event the Payment Subject to Adjustment held in escrow is greater than the total amount of the Post-Closing Cash Payment, the Escrow Agent will transfer an amount equal to such excess to Hanger. Hanger will promptly direct the Escrow Agent to release the balance of the funds held in escrow to the JEH Shareholders' Representatives as payment of the Post-Closing Cash Payment. The Merger Agreement contains a provision providing a mechanism for the resolution of any disagreement between the Accountants' Post-Closing Report and the JEH Shareholders' Representatives with respect to the amount of the Post-Closing Cash Payment.

EXCHANGE OF JEH STOCK CERTIFICATES

     The shares of Hanger Common Stock issued by Hanger in exchange for each share of JEH Common Stock issued to the JEH shareholders were not registered under the Securities Act of 1933 or any state securities law in reliance upon exemptions therefrom. Accordingly, such shares are subject to restrictions upon their transferability.

     No fractional shares of Hanger Common Stock were issued upon surrender for exchange of JEH Common Stock. In lieu of any such fractional shares, each holder of JEH Common Stock who would otherwise have been entitled to a fractional share will be paid an amount in cash (without interest) equal to such holder's proportionate interest in net proceeds from the sale or sales in the open market, on behalf of all such holders, of the aggregate fractional shares of Hanger Common Stock.

FINANCING OF THE MERGER

     Banque Paribas (the "Bank"), as the agent for a syndicate of banks, provided up to $88.0 million principal amount of senior secured financing (the "Senior Financing Facilities") that includes (i) $55.0 million of term loans (the "Term Loans") for use in connection with Hanger's acquisition of JEH,
(ii) a $8.0 million revolving loan facility (the "Revolver") and (iii) up to $25.0 million principal amount of loans under an acquisition loan facility (the "Acquisition Loans") for use in connection with future acquisitions. The proceeds of borrowings under the Term Loans and the Revolver, along with approximately $8.0 million raised from the Bank and Chase Venture Capital Associates L.P. in the form of Senior Subordinated Notes with detachable Warrants and $5.0 million cash on hand, was or will be used to (i) provide the $40 million cash consideration paid and the additional amount of approximately $4 million to be paid (subject to adjustment as discussed above) by Hanger to JEH shareholders pursuant to the Merger Agreement, (ii) refinance existing Hanger and JEH indebtedness of approximately $20.0 million and (iii) pay related transaction expenses not to exceed $4.0 million.

     Of the Term Loans, approximately $29.0 million principal amount (the "A Term Loan") will be amortized in equal quarterly amounts and will mature five years from the Closing Date, and $26.0 million principal amount (the "B Term Loan") will be amortized in equal quarterly amounts and will mature seven years from the Closing Date. The final maturity of any loans under the Revolver and Acquisition Loans will be five years from the Closing Date. An unused commitment fee of 1/2 of 1% per year on the unused portion of the Revolver and the Acquisition Loan facilities will be payable quarterly in arrears.

     The above Senior Financing Facilities are secured by a first priority security interest in all of the common stock of Hanger's subsidiaries and all assets of Hanger and its subsidiaries. At Hanger's option, the annual interest rate will be adjusted LIBOR plus 2.75% or a Base Rate (as defined below) plus 1.75% in the case of the A Term Loan, Acquisition Loans and Revolver borrowings, and adjusted LIBOR plus 3.25% or Base Rate plus 2.25% in the case of the B Term Loan. The "Base Rate" is defined as the higher of (i) the federal funds rate plus 1/2 of 1%, or (ii) the prime commercial lending rate of the Chase Manhattan Bank, N.A., as announced from time to time.

     All or any portion of outstanding loans under any of the Senior Financing Facilities may be prepaid at any time and commitments may be terminated in whole or in part at the option of Hanger without premium or penalty, except that LIBOR - based loans may only be paid at the end of the applicable interest period. Mandatory prepayments will be required in the event of certain sales of assets, debt or equity financings and under certain other circumstances.

     Cash interest on the Subordinated Notes, which will mature eight years from the date of issuance, will be payable quarterly at an annual rate of 8%; provided, however, that Hanger will be permitted, in lieu of cash interest, to pay interest in a combination of cash and additional Subordinated Notes ("PIK Interest Notes") at the above interest rate. (In that event, interest paid in cash will be at an annual rate of 3.2% and interest paid in the form of PIK Interest Notes will be paid at an annual rate of 4.8%.) The Subordinated Notes will be subordinated to loans under the Senior Financing Facilities. Hanger will, at its option, be entitled to redeem the Subordinated Notes at any time at their liquidation value. Hanger must use 100% of the proceeds from any public offering of its equity securities to repurchase the Subordinated Notes, if permitted under the Senior Financing Facilities.

     The detachable Warrants issued by Hanger in conjunction with the Senior Subordinated Notes represent 1.6 million shares of Hanger Common Stock with an exercise price equal to the lower of (a) $4.01 as to 929,700 shares, and (b) $6.375 as to 670,300 shares. Up to 50% of the Warrants (representing up to 800,000 shares of Hanger Common Stock) will be terminated upon the repayment of 100% of the Subordinated Notes within 18 months of the date of issuance. An additional 5% of the Warrants (representing up to 80,000 shares of Hanger Common Stock) will be terminated upon the repayment of 100% of the Subordinated Notes within 12 months of the date of issuance. Warrants will be terminated pro-rata across the above three exercise prices.

INDEMNIFICATION

     Pursuant to Section 9.7 of the Merger Agreement, Hanger agreed that all rights to indemnification, advancement of litigation expenses or limitation of personal liability existing in favor of the directors and officers of JEH under its Articles of Incorporation or By-Laws survive the Merger and Hanger has assumed all obligations of JEH in respect thereof as to any claim or claims for which such directors and officers would have been indemnified under such Articles of Incorporation or By-Laws.

     Pursuant to Section 12.2 of the Merger Agreement, the Shareholders' Representatives entered into agreements with Hanger pursuant to which such individuals assumed responsibility for the representations and warranties of JEH in the Merger Agreement that survive the Merger. The form of such indemnification agreement entered into between Hanger and such individuals is set forth as Exhibit C to the Merger Agreement.

OPERATION AND MANAGEMENT OF JEH AFTER THE MERGER

     Hanger presently intends to continue to operate the business of JEH substantially as it was conducted by JEH prior to the Merger; provided, however, it is expected that the headquarters for the combined patient care center operations of Hanger and JEH will be located in Bethesda, Maryland and that the headquarters for the combined wholesale distribution operations of Hanger and JEH will be headquartered in Alpharetta, Georgia. Furthermore, it is anticipated that accounting, human resources, payroll and contract services will be headquartered in Bethesda, Maryland.

     Pursuant to the Merger Agreement, Hanger will appoint Daniel A. McKeever and H.E. Thranhardt to serve as directors of Hanger as soon as practicable after the Effective Date.

     The Merger Agreement provides that the Board of Directors of JEH following the Merger will consist of two directors to be designated by Hanger, who will serve until their successors are duly elected and qualified. The Merger Agreement also provides that the officers of JEH immediately prior to the Effective Date will continue to be officers of JEH until their successors are duly elected and qualified. It is expected that (i) Ivan R. Sabel, Chairman of the Board and President of Hanger, and Richard A. Stein, Vice President - Finance, Treasurer and Secretary of Hanger, will be designated by Hanger to be the directors of JEH; (ii) Mr. Sabel will be appointed President of JEH and Mr. Stein will be appointed Vice President, Treasurer and Secretary of JEH; and (iii) John D. McNeill, currently Senior Vice President and Chief Operating Officer of JEH, will be appointed Senior Vice-President -Patient Care Services of Hanger and Alice G. Tidwell, currently Senior Vice President of Operations and Secretary of JEH, will be appointed Vice President - Distribution of Hanger.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements Of Businesses Acquired.
         -------------------------------------------

     Attached hereto are audited JEH balance sheets, dated December 31, 1994 and 1995, and JEH statements of income, statements of retained earnings and statements of cash flows for the years ended December 31, 1993, 1994 and 1995, and the independent auditor's reports and notes to financial statements relating thereto. In addition, attached is an unaudited JEH balance sheet at June 30, 1996 and JEH statement of income for the six months ended June 30, 1996.

     (b) Pro Forma Financial Information.
         -------------------------------

     Attached hereto are unaudited JEH pro forma consolidated statements of operations of Hanger for the year ended December 31, 1995 and the six months ended June 30, 1996, and the unaudited pro forma balance sheets as of June 30, 1996 and December 31, 1995, based on Hanger's historical financial statements and adjusted to give effect to its acquisition of JEH.

     (c) Exhibits.
         --------

The following exhibits are filed herewith:

         Exhibit No.                              Document
         -----------                              --------

             2                          Agreement  and Plan of Merger,
                                        dated  as of  July  29,  1996,
                                        among Hanger Orthopedic Group,
                                        Inc.,     JEH      Acquisition
                                        Corporation  and J.E.  Hanger,
                                        Inc. of Georgia

             10(a)                      Credit    Agreement,     dated
                                        November 1, 1996, among Hanger
                                        Orthopedic    Group,     Inc.,
                                        various   banks   and   Banque
                                        Paribas, as agent

             10(b)                      Senior    Subordinated    Note
                                        Purchase  Agreement,  dated as
                                        of  November  1,  1996,  among
                                        Hanger  Orthopedic Group, Inc.
                                        and  the   purchasers   listed
                                        therein

             10(c)                      Warrants  to  purchase  Common
                                        Stock  of  Hanger   Orthopedic
                                        Group, Inc. issued November 1,
                                        1996.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 1, 1996                  HANGER ORTHOPEDIC GROUP, INC.

                                     By: /s/IVAN R. SABEL
                                         ----------------------------
                                         Ivan R. Sabel
                                         Chairman and President

                         INDEX TO FINANCIAL STATEMENTS

                                                                     PAGE

Historical JEH Financial Statements:

         Independent auditor's report . . . . . . . . . . . . . . .  F-1
         Balance sheets, dated December 31, 1995,
           1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . F-2
         Statements of income for the years ended
           December 31, 1995, 1994 and 1993. . . . . . . . . . . . . F-4
         Statements of retained earnings for the years ended
           December 31, 1995, 1994 and 1993. . . . . . . . . . . . . F-5
         Statements of cash flows for the years ended
           December 31, 1995, 1994 and 1993. . . . . . . . . . . . . F-6
         Notes to financial statements . . . . . . . . . . . . . . . F-8
         Balance sheet (unaudited), dated June 30, 1996. . . . . . . F-17
         Statement of Income (unaudited) for the
           six months ended June 30, 1996. . . . . . . . . . . . . . F-18

Unaudited Pro Forma Financial Information of Hanger:
         Introduction. . . . . . . . . . . . . . . . . . . . . . . . F-19
         Pro forma consolidated balance sheet as of
           June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . F-20
         Pro forma consolidated balance sheet as of
           December 31, 1995 . . . . . . . . . . . . . . . . . . . . F-21
         Pro forma consolidated statement of operations
           for the six months ended June 30, 1996. . . . . . . . . . F-22
         Pro forma consolidated statement of operations
          for the year ended December 31, 1995 . . . . . . . . . . . F-23

                         [Windham Brannon, P.C. Logo]

                    W I N D H A M   B R A N N O N, P. C.
  --------------------------------------------------------------------------
            C E R T I F I E D   P U B L I C   A C C O U N T A N T S


                         INDEPENDENT AUDITOR'S REPORT

To The Stockholders and Directors
J. E. Hanger, Inc. of Georgia

     We have audited the accompanying balance sheets of J.E. Hanger, Inc. of Georgia as of December 31, 1995, 1994 and 1993, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J.E. Hanger, Inc. of Georgia as of December 31, 1995, 1994 and 1993 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities during 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

                                                 [Windham Brannon, P.C. Logo]
                                                 Certified Public Accountants

February 23, 1996, except for
Note 14, as to which the date is
September  17, 1996.

      1355 PEACHTREE STREET, N.E., SUITE 200, ATLANTA, GEORGIA 30309-3269
                        404/898-2000, FAX 404/898-2010
    MEMBER OF TAG INTERNATIONAL WITH OFFICES IN PRINCIPAL CITIES WORLDWIDE

                         J. E. HANGER, INC. OF GEORGIA

                                BALANCE SHEETS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

                                     ASSETS
                                                                     1995                    1994                    1993
                                                                     ----                    ----                    ----

 CURRENT ASSETS:
       Cash and cash equivalents (Notes 2 and 4)                 $ 6,805,953             $ 7,094,940              $ 3,943,276
       Marketable securities, at fair value (Notes 2 and 6)        4,196,946               3,531,902                        -
       Accounts receivable, trade (Note 2)                        10,634,928               8,728,216                8,681,256
       Notes receivable                                               56,704                  77,045                  189,136
       Inventories (Notes 2 and 3)                                 4,102,218               3,540,840                3,284,394
       Other receivables and prepaid expenses                        346,207                 294,124                  338,666
                                                                 -----------             -----------              -----------

            Total Current Assets                                  26,142,956              23,267,067               16,436,728
                                                                 -----------             -----------              -----------


 PROPERTY, PLANT AND EQUIPMENT - at
       remaining cost (Notes 2, 3, 5, 9 and 10)                    7,019,776               7,150,841                7,241,169
                                                                 -----------             -----------              -----------

 OTHER ASSETS:
       Note receivable, long term                                    141,785                 156,258                        -
       Investments (Notes 2 and 6):
          Marketable securities at lower of cost or market                 -                       -                3,209,089
          CRP, Inc. Dba Springlite                                   250,000                 250,000                  250,000
       Cash value of life insurance                                  322,576                 295,485                  510,756
       Other intangible assets, at unamortized cost
          (Notes 2 and 7)                                          5,023,911               4,656,529                5,316,483
                                                                 -----------             -----------              -----------

          Total Other Assets                                       5,738,272               5,358,272                9,286,328
                                                                 -----------             -----------              -----------

          Total Assets                                           $38,901,004             $35,776,180              $32,964,225
                                                                 ===========             ===========              ===========

 The accompanying notes are an integral part of these statements.


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    1995                    1994                    1993
                                                                    ----                    ----                    ----
CURRENT LIABILITIES:
      Accounts payable                                          $ 1,942,347             $ 1,638,311             $  1,252,447
      Accrued salaries and wages                                  3,362,850               3,104,323                2,557,586
      Accrued compensated absences                                  753,488                 601,108                  534,645
      Accrued interest                                               67,989                  87,819                   23,747
      Accrued deferred compensation (Note 8)                              -                       -                   53,330
      Current portion of Industrial Revenue Bonds
         (Notes 9 and 10)                                            66,660                  66,660                   66,660
      Mortgage and other notes (Note 10)                          1,913,415               1,720,228                1,209,044
      Accrued contribution to profit sharing plan
         (Note 12)                                                  484,683                 420,000                  354,896
      Other accrued liabilities                                     387,003                 319,244                        -
                                                                -----------             -----------             ------------

         Total Current Liabilities                                8,978,435               7,957,693                6,052,355

         LIABILITIES DUE AFTER ONE YEAR:
      Accrued compensated absences                                  277,111                 279,219                  252,361
      Accrued deferred compensation (Note 8)                      2,007,385               1,725,002                1,698,942
      Long term portion of Industrial Revenue Bonds
         (Notes 9 and 10)                                           288,960                 355,620                  422,280
      Mortgages and other notes (Note 10)                         4,422,114               4,683,608                6,073,096
                                                                -----------             -----------             ------------

         Total Liabilities                                       15,974,005              15,001,142               14,499,034
                                                                -----------             -----------             ------------

         STOCKHOLDERS' EQUITY:
      Common stock, $1 par value, 250,000 shares
         authorized, 21,900 shares outstanding (Note 11)             21,900                  21,900                   21,900
      Retained Earnings                                          22,905,099              20,753,138               18,443,291
                                                                -----------             -----------             ------------

         Total Stockholders' Equity                              22,926,999              20,775,038               18,465,191
                                                                -----------             -----------             ------------

         Total Liabilities and Stockholders' Equity             $38,901,004             $35,776,180              $32,964,225
                                                                ===========             ===========             ============

                         J.E. HANGER, INC. OF GEORGIA

                             STATEMENTS OF INCOME
             For The Years Ended December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

                                                                    1995                    1994                    1993*
                                                                    ----                    ----                    ----

 SALES                                                          $59,780,443               $52,463,383            $48,026,084

 COST OF SALES                                                   32,812,637                28,177,501             25,871,325

 GROSS PROFIT                                                    26,967,806                24,285,882             22,154,759

 SELLING AND ADMINISTRATIVE
      EXPENSES                                                   22,086,561                20,049,872             18,829,013
                                                                -----------               -----------             ----------
 OPERATING PROFIT                                                 4,881,245                 4,236,010              3,325,746

 OTHER INCOME                                                     1,130,869                   244,257                244,062

 INCOME BEFORE PROVISION FOR
      INCOME TAXES                                                6,012,114                 4,480,267              3,569,808

 PROVISION FOR STATE INCOME TAXES
      (Notes 1 and 2)                                                65,832                    21,832                 45,901
                                                                -----------               -----------             ----------
 NET INCOME BEFORE CUMULATIVE
      EFFECT OF CHANGE IN ACCOUNTING
      FOR INVESTMENTS                                             5,946,282                 4,458,435              3,523,907

 CUMULATIVE EFFECT THROUGH
      DECEMBER 31, 1993 OF CHANGE IN
      ACCOUNTING FOR INVESTMENTS
      (Notes 2 and 6)                                                     -                   371,157                      -
                                                                -----------               -----------             ----------
 NET INCOME                                                     $ 5,946,282               $ 4,829,592             $3,523,907
                                                                ===========               ===========

 * Certain reclassifications have been made to conform to the 1994 presentation.

 The accompanying notes are an integral part of these statements.

                         J. E. HANGER, INC. OF GEORGIA

                        STATEMENTS OF RETAINED EARNINGS
             For The Years Ended December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

                                                            1995                   1994                  1993
                                                            ----                   ----                  ----
 BALANCE, BEGINNING OF YEAR                              $20,753,138            $18,443,291           $17,497,269

 NET INCOME                                                5,946,282              4,829,592             3,523,907

 LESS - DIVIDEND DISTRIBUTIONS ($173.26
   per share in 1995, $115.06 per share in 1994
   and $117.71 per share in 1993) (Notes 1
   and 11)                                               (3,794,321)            (2,519,745)           (2,577,885)
                                                          ----------             ----------            ----------
 BALANCE, END OF YEAR                                    $22,905,099            $20,753,138           $18,443,291
                                                          ==========             ==========            ==========

 The accompanying notes are an integral part of these statements.

                         J. E. HANGER, INC. OF GEORGIA

                           STATEMENTS OF CASH FLOWS
             For The Years Ended December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

                                                            1995                   1994                  1993
                                                            ----                   ----                  ----
 INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS:
 Cash Flows From Operating Activities:
      Cash received from customers                       $ 58,320,751           $ 52,514,317          $ 47,699,276
      Cash paid to suppliers and employees                (50,904,474)           (43,933,958)          (40,378,081)
      Interest received                                       383,160                236,273               141,751
      Dividends received                                       65,051                 44,967                43,966
      Interest paid                                          (520,207)              (453,329)             (700,143)
      Net purchase of trading investments                    (212,809)              (106,661)                    -
      Profit sharing contribution paid                       (420,000)              (354,896)             (420,000)
      Deferred compensation paid                                    -                (17,828)              (53,330)
      Income taxes paid                                       (65,832)               (21,832)              (59,020)
                                                          ------------           ------------          ------------
         Net Cash Provided By Operating
            Activities                                      6,645,640              7,907,053             6,274,419
                                                          ------------           ------------          ------------
 Cash Flows From Investing Activities:
      Proceeds from sale of investments                             -                      -             1,142,568
      Purchase of investments                                       -                      -            (1,241,426)
      Proceeds from sale of property and
         equipment                                            165,670                 98,995                13,760
      Purchase of property and equipment                     (571,708)            (1,021,393)           (1,159,457)
      Collection of notes receivable                           32,814                157,351               123,968
      Payments of premiums resulting in an
         increase in cash surrender value life
         insurance                                            (27,091)               (31,336)              (55,158)
       Proceeds from surrender of life insurance
         policies                                                   -                246,607               170,125
      Payments for purchase of professional
         services companies, net of cash
         acquired (Note 3)                                 (1,138,000)              (232,365)             (210,000)
                                                          ------------           ------------          ------------
         Net Cash Used In Investing Activities             (1,538,315)              (782,141)           (1,215,620)
                                                          ------------           ------------          ------------
 Cash Flows from Financing Activities:
      Payments on mortgages and other notes                (1,535,331)            (1,386,843)           (1,404,012)
      Payments on Industrial Revenue Bonds                    (66,660)               (66,660)              (66,660)
      Distributions to stockholders                        (3,794,321)            (2,519,745)           (2,577,885)
                                                          ------------           ------------          ------------
         Net Cash Used In Financing Activities             (5,396,312)            (3,973,248)           (4,048,557)
                                                          ------------           ------------          ------------
         Net Increase (Decrease) in Cash
            and Cash Equivalents                             (288,987)             3,151,664             1,010,242

 The accompanying notes are an integral part of these statements.

                         J.E. HANGER, INC. OF GEORGIA

                           STATEMENTS OF CASH FLOWS
             For The Years Ended December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

                                                               1995                   1994                  1993
                                                               ----                   ----                  ----
 Cash and Cash Equivalents at Beginning of
      Year                                                  7,094,940              3,943,276             2,933,034
                                                            ---------              ---------             ---------
 Cash and Cash Equivalents at End of Year                  $6,805,953             $7,094,940            $3,943,276
                                                            =========              =========             =========
 RECONCILIATION OF NET INCOME TO
   NET CASH PROVIDED BY OPERATING
   ACTIVITIES:

 Net Income                                                $5,946,282             $4,829,592            $3,523,907
                                                            ---------              ---------             ---------
 Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                            899,677                890,643               816,610
      Amortization of intangibles                           1,421,641              1,193,493             1,211,142
      Net gain (loss) on sale and abandonment of
         equipment                                            (23,476)               (40,052)                2,259
      Realized and unrealized (gain) loss on
         trading investments                                 (452,235)               155,005                (2,759)
      Cumulative effect through December 31,
         1995 of change in accounting for
         investments (Notes 2 and 6)                                -               (371,157)                    -
      Change in assets and liabilities, net of
         effects from purchase of various companies:
      Increase in accounts receivable                      (1,862,642)               (81,545)             (124,534)
      Write off of accounts and note receivables              248,086                172,067                62,371
      Decrease (increase) in inventories                     (374,631)              (225,946)              639,039
      Net purchase of trading investments                    (212,809)              (106,661)                    -
      Decrease (increase) in other receivables
         and prepaid expenses                                 (52,083)                44,542              (254,158)
      Increase in accounts payable                            304,036                385,864                67,414
      Increase in accrued interest                            (19,830)                64,072               (80,420)
      Increase in accrued salaries, compensated
         absences and deferred compensation                   691,182                612,788               569,492
      Increase (decrease) in accrued profit sharing
         contribution                                          64,683                 65,104               (65,104)
      Decrease in accrued income taxes                              -                      -               (13,119)
      Increase (decrease) in other accrued
         liabilities                                           67,759                319,244               (77,721)
                                                            ---------              ---------             ----------
         Total Adjustments                                    699,358              3,077,461             2,828,233
                                                            ---------              ---------             ----------
 Net Cash Provided By Operating Activities                 $6,645,640             $7,907,053            $6,274,419
                                                            =========              =========             ==========

 The accompanying notes are an integral part of these statements.

                         J.E. HANGER, INC. OF GEORGIA
                           STATEMENTS OF CASH FLOWS
             For The Years Ended December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

 NONCASH INVESTING AND FINANCING ACTIVITIES:

      During 1995, the Company issued notes totaling $1,467,024 ($1,423,879 for intangible assets and $43,143 for accounts receivable, equipment and inventory) in connection with the acquisition of three professional service companies (See Note 3).

      During 1994, the Company issued a note totaling $508,539 for a non-compete agreement in connection with the acquisition of one professional service company. The Company also sold the assets of one professional service company for notes receivable totaling $189,000 ($124,000 for building, $35,000 for intangible assets and $30,000 for accounts receivable, inventory and equipment) (See Note 3).

      During 1993, the Company issued notes totaling $309,874 ($254,874 for intangible assets and $55,000 for equipment and inventory) in connection with the acquisition of two professional service companies (See Note 3).

      Approximately $20,000 during 1994 and $228,000 during 1993 of accounts receivable were transferred to notes receivable.

      The Company retired fully depreciated property and equipment of $32,310 during 1995 and $126,024 during 1994.

      The Company retired fully amortized intangibles of $81,000 during 1995, $829,862 during 1994 and $156,000 during 1993.

      During 1994, $3,209,089 of investment securities were transferred to trading securities (See Note 2).

 The accompanying notes are an integral part of these statements.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

 1.   COMPANY ORGANIZATION AND INDUSTRY

      The Company's principal business is the manufacture, sale and distribution of prosthetic and orthotic appliances, durable medical equipment, components and supplies. The Company also distributes prosthetic and orthotic materials to other manufacturers. The Company grants credit to prosthetic and orthotic manufacturers and to medical patients with insurance, Medicare or Medicaid, primarily in the south, midwest and eastern United States.

      The Company and its stockholders have elected, under the provisions of Subchapter S of the Internal Revenue Code, to have the corporate earnings taxed directly to the stockholders. Accordingly, the accompanying financial statements do not reflect corporate income taxes that otherwise would have applied had the Company not elected S Corporation status.


 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Inventories, consisting of materials, components and supplies, are valued at last-in, first-out cost (LIFO), not in excess of market. If the first-in, first-out method of inventory valuation had been used by the Company, inventories would have been stated $1,282,311 more at December 31, 1995, $1,154,880 more at December 31, 1994 and $1,196,034 more at December 31, 1993 than they are reported. In addition, certain costs under Internal Revenue Code
 Section 263(a) have been included in inventory cost. These amounts do not have a material effect on the financial statements.

      The provision for bad debts is determined by the reserve accounting method. The reserve was $140,000 at December 31, 1995 and $66,000 at December 31, 1994. Uncollectible accounts are charged off at the time they are determined to be worthless. The reserve method was not used in 1993 because uncollectible accounts were immaterial and management was of the opinion that all accounts were collectible.

      Property, plant and equipment are recorded at cost. Buildings, land improvements and factory equipment are depreciated by accelerated methods over useful lives ranging from five to thirty-one years; leasehold improvements are amortized over periods up to thirty-one years; automobiles and office equipment are depreciated by the straight-line method and accelerated methods over lives ranging from five to seven years.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

      The compensation and noncompete agreements are amortized by the straight-line method over their terms ranging from four to ten years. Other intangible assets are amortized by the straight-line method over two to five years.

      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires investments to be classified in three categories: securities held to maturity reported at amortized cost, trading securities reported at fair value, and securities available for sale reported at fair value. Unrealized gains or losses on trading securities are included in earnings. Unrealized gains or losses on securities available for sale are excluded from earnings and reported as a separate component of stockholders' equity.

      Effective January 1, 1994, the Company adopted SFAS No. 115 and transferred investment securities totaling $3,209,089, which were previously accounted for at lower of cost or market value, to trading securities. The Company has reported the cumulative effect, equal to the net unrealized holding gains on the securities at January 1, 1994, of the change in accounting as a separate component of net income.

      Trading security investments are reported at fair value, as determined by market quotations. Realized gains and losses of trading security investments are recognized on the trade date. In computing realized gains and losses, the specific identification method was used in determining the investment costs.

      The current accrual and provision for income taxes relates to the states that do not recognize the S Corporation status.

      For purposes of the statement of cash flows, the Company considers all cash on deposit and short-term liquid investments with original maturities of three months or less to be cash equivalents.

 3.   ACQUISITIONS

      During 1995, the Company acquired the inventory, accounts receivable, equipment, goodwill and other intangible assets of four professional service companies. The Company paid cash of $1,138,000 issued notes totaling $1,467,024 in connection with these acquisitions. Part of the total cost includes noncompete agreements with the former owners. One of these purchase agreements provides for contingent consideration of up to $360,000 to be determined based on net sales between June 1, 1995 through June 1, 1999.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

      During 1994, the Company acquired the inventory, accounts receivable, equipment, goodwill and other intangible assets of two professional service companies. The Company paid cash of $232,365 and issued notes totaling approximately $508,000 in connection with these acquisitions. Part of the total cost includes noncompete agreements with the former owners. One of these agreements provides for contingent consideration of up to $245,100 to be determined based on net sales between July 1, 1994 through June 30, 1997.

      During 1994, the Company sold the inventory, accounts receivable, equipment, goodwill and other intangible assets of one of its professional service branches. The Company received cash of $10,000 and a note receivable for $65,000 in connection with this sale. The Company also received a note receivable for $124,000 for the building sold.

      During 1993, the Company acquired the inventory, accounts receivable, equipment, goodwill and other intangible assets of three professional service companies. The Company paid cash of $210,000 and issued notes totaling approximately $310,000 in connection with these acquisitions. Part of the total cost includes noncompete agreements with the former owners.

 4.   CASH AND CASH EQUIVALENTS

      The Company maintains the majority of its cash accounts in two Georgia commercial banks and one investment brokerage firm. The bank balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. During 1995, 1994 and 1993, the Company had an overnight investment arrangement with one of its banking institutions under which funds are invested in a government money market fund.

 5.   PROPERTY, PLANT AND EQUIPMENT

                                                   1995                  1994                 1993
                                                   ----                  ----                 ----

         Land                                  $ 1,520,001           $ 1,520,001          $ 1,593,965
         Land improvements                          47,813                45,683               33,963
         Buildings                               6,449,380             6,565,059            6,670,141
         Leasehold improvements                    794,716               513,048              393,267
         Factory and office equipment            4,784,060             4,405,615            3,904,191
         Automobile equipment                      619,325               636,005              624,196
                                                ----------            ----------           ----------
            Total Cost                          14,215,295            13,685,411           13,219,723
         Accumulated depreciation               (7,195,519)           (6,534,570)          (5,978,554)
                                                ----------            ----------           ----------
            Remaining Cost                     $ 7,019,776           $ 7,150,841          $ 7,241,169
                                                ==========            ==========           ==========

                                     F-11

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

 6.   INVESTMENTS

      Marketable securities are summarized below:

                                                                   Cost              Fair Value
                                                                   ----              ----------
      At December 31, 1995:
            Investment cash account                             $   18,416           $   18,416
            Municipal government and educa-
             tional institution bonds                            1,060,416            1,140,722
            Tax exempt mutual funds                                331,487              331,487
            Marketable equity securities                         2,144,016            2,706,321
                                                                 ---------            ---------
               Total                                            $3,554,335           $4,196,946
                                                                 =========            =========

                                                                   Cost              Fair Value
                                                                   ----              ----------
         At December 31, 1994:
            Investment cash account                             $  124,172           $  124,172
            Municipal government and educa-
               tional institution bonds                          1,017,203            1,079,221
            Tax exempt mutual funds                                242,714              242,714
            Marketable equity securities                         1,999,801            2,085,795
                                                                 ---------            ---------
               Total                                            $3,383,890           $3,531,902
                                                                 =========            =========

                                                                   Cost              Fair Value
                                                                   ----              ----------
         At December 31, 1993:
            Investment cash account                             $  369,446           $  369,446
            Municipal government and educa-
               tional institution bonds                            987,011            1,088,321
            Tax exempt mutual funds                                 19,457               19,457
            Marketable equity securities                         1,833,175            2,103,022
                                                                 ---------            ---------
               Total                                            $3,209,089           $3,580,246
                                                                 =========            =========

      Included in 1995 other income are $78,982 net realized gains on sale of trading security investments and a $373,253 increase in the net unrealized holding gains.

      Included in 1994 other income are $92,560 net realized gains on sale of trading security investments and a $247,565 decrease in the net unrealized holding gains.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

      The issuers of the above municipal government and educational institution bonds are entities located predominately in the State of Georgia.

      During 1990, the Company purchased 20% of the voting stock and 100% of the non-voting stock of CRP, Inc. dba Springlite, a Utah based company. The investment of $250,000 is accounted for under the cost method.

 7.   OTHER INTANGIBLE ASSETS

                                                          1995                  1994                 1993
                                                          ----                  ----                 ----
 Noncompete agreements with the former
 owners of acquired companies, being
 amortized on a straight-line basis over four
 to ten years through 2009                            $ 8,535,787           $ 7,088,524          $ 7,407,347

 Customer lists, trade names and goodwill
 from various professional service companies,
 being amortized over two to five years on a
 straight-line basis with various maturities              704,604               443,846              421,346
                                                       ----------            ----------           ----------
 Total Other Intangible Assets                          9,240,391             7,532,370            7,828,693

 Less accumulated amortization                         (4,216,480)           (2,875,841)          (2,512,210)
                                                      ----------            ----------           ----------
 Unamortized Cost of Other Intangible
    Assets                                            $ 5,023,911           $ 4,656,529          $ 5,316,483
                                                       ==========            ==========           ==========

 8.   DEFERRED COMPENSATION CONTRACTS

      During 1975, the Company entered into a deferred compensation contract with a principal officer. The Company agreed to pay compensation for life upon his retirement, or to his beneficiaries upon his death for a ten year period from retirement. The present value of the obligation is accrued over the employment tenure.

      The Company has an unfunded deferred compensation plan for certain other officers. The plan accrues benefits ratably over the period of active employment from the time the contract is entered into to the time the participant retires. Participation is determined by the Company's Board of Directors.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

      The Company assumed a deferred compensation agreement in 1995 in connection with the acquisition of a professional service company. Under the agreement, the Company is to pay the employee $2,000 per month beginning in July 1995 through December 1998.

      The financial reporting expense for retirement and deferred compensation was $282,383 in 1995, $2,489 in 1994 and $347,603 in 1993, including interest on the discounted amounts. During 1994, a retired officer died and another officer resigned. The obligations related to these deferred compensation contracts resulted in a reduction of $290,084 in the accrued liability, which was used to offset the increase in the accrued benefits required by the other contracts. The Company is deducting the compensation for income tax purposes in the year of payment.

 9.   INDUSTRIAL DEVELOPMENT REVENUE BONDS

      During December 1985, the Company entered into an agreement with The Development Authority of Forsyth County and The First National Bank of Atlanta (Wachovia Bank of Georgia, N.A.) for the issuance of an Industrial Development Revenue Bond loan in the amount of $1,000,000 to construct a new facility for its home office and wholesale distribution division. The bonds are due in monthly installments of $5,555, plus interest at 70% of prime, through April 1, 2000. The balance owing on these bonds as of December 31, 1995 was $355,620. The land and the facilities constructed are pledged as collateral. The agreement includes a covenant related to the Company's net worth.

 10.  MORTGAGES AND OTHER NOTES PAYABLE 1995 1994 1993

                                                          1995                  1994                 1993
                                                          ----                  ----                 ----
 Notes payable to former owners of acquired
 companies, due in varying payments through
 2009, interest at rates ranging to 11%               $6,960,852            $6,786,549           $7,743,917

 Discount on noninterest-bearing notes                  (921,795)             (698,020)            (853,358)

 Bank note due in monthly installments of
 $1,021 through December, 2006 plus interest
 fluctuating at prime plus 1%, secured by
 certain property and equipment and
  inventory                                              132,111               144,359              156,609

                                     F-14

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

 U.S. Small Business Administration note due in
 monthly installments of $1,997 including
 interest at 10.35% through December, 2007,
 secured by certain land, property and
 equipment                                                164,361                170,948               176,890

 Note secured by cash surrender value of life
 insurance policies, interest at 5%                             -                      -                58,082
                                                       ----------             ----------            ----------
 Total                                                  6,171,168              6,232,888             7,047,168

 Less current maturities                               (1,913,415)            (1,720,228)           (1,209,044)

 Amount Due After One Year                            $ 4,422,114            $ 4,683,608           $ 6,073,096

      Maturities of long term debt as of December 31, 1995, including the Industrial Revenue Bonds (See Note 9), during the next five years and thereafter are:

                 1996                                         $1,980,075
                 1997                                          1,645,179
                 1998                                          1,158,044
                 1999                                            912,397
                 2000                                            236,546
                 Thereafter                                      758,908
                                                               ---------
                            Total                             $6,691,149
                                                               =========

      Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long term debt is approximately $6,021,000.

 11.  COMMON STOCK

      The Company has an option to purchase its capital stock if a stockholder proposes to transfer the stock to any person other than another stockholder, the Company, or the stockholder's spouse. The purpose of the option is to permit the Company to protect its election to be taxed as an S Corporation. The purchase price and terms are, at the option of the Company, either the price and terms set forth in the proposed transfer or the formula price and terms described in a stockholder agreement.

                         J. E. HANGER, INC. OF GEORGIA

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993
 -----------------------------------------------------------------------------

 12.  PROFIT SHARING PLAN

      The Company has a defined contribution profit sharing plan covering substantially all employees. Contributions are determined annually at the discretion of the Board of Directors. The contributions were $484,817 for 1995, $420,000 for 1994 and $354,896 for 1993.

      The Hanger of Ohio 401(k) Retirement Plan was merged with the Company's profit sharing plan effective January 1, 1994. Also effective January 1, 1994, the profit sharing plan was amended to include a 401(k) provision.

 13.  OPERATING LEASES

      The Company leases office space and vehicles in several states. Generally, leases are renewable each year subject to escalations based on CPI or amounts stated in the lease agreement. The following is a schedule of future minimum lease payments required under operating leases as of December 31, 1995: Year ending December 31: 1996 $1,413,779 1997 1,112,778 1998 849,077
 1999 572,927 2000 368,866 Thereafter 796,194 $5,113,621

 14.  SUBSEQUENT EVENT

      On July 29, 1996, the Company entered into an Agreement and Plan of Merger under which all of the common stock of the Company would be sold to Hanger Orthopedic Group, Inc. in exchange for approximately $44,000,000 and 1,000,000 shares of the common stock of Hanger Orthopedic Group, Inc.

J.E. Hanger, Inc. of Georgia
June 30, 1996
Balance Sheets (Unaudited)

ASSETS
                                                                 June 30, 1996

CURRENT ASSETS:
        Cash and cash equivalents                                    4,478,457
        Marketable securities, at fair value                         4,390,249
        Accounts receivable, trade                                  10,757,313
        Notes receivable                                                87,853
        Inventories                                                  4,215,942
        Other receivables and prepaid expenses                         428,360

              Total Current Assets                                  24,358,174

PROPERTY, PLANT AND EQUIPMENT -  at
        remaining cost                                               7,439,738

OTHER ASSETS:
        Note receivable, long term                                     146,263
        Investment in CRP, Inc.                                        250,000
        Cash value of life insurance                                   336,799
        Other intangible assets, at unamortized cost                 4,355,902

              Total Other Assets                                     5,088,964

              Total Assets                                          36,886,876


LIABILITIES AND STOCKHOLDER'S EQUITY
                                                                 June 30, 1996

CURRENT LIABILITIES:
        Accounts payable                                             2,204,856
        Accrued salaries and wages                                   2,165,758
        Accrued compensated absences                                   543,762
        Accrued interest                                                67,796
        Current portion of Industrial Revenue Bonds                     66,660
        Mortgage and other notes                                     1,558,287
        Accrued contribution to profit sharing plan                    264,738
        Other accrued liabilities                                      571,797

              Total Current Liabilities                              7,443,654

LIABILITIES DUE AFTER ONE YEAR:
        Accrued compensated absences                                   201,118
        Accrued deferred compensation                                2,206,056
        Long term portion of Industrial Revenue                        255,630
        Bonds
        Mortgages and other notes                                    3,590,047

              Total Liabilities                                     13,696,505

STOCKHOLDER'S EQUITY:
        Common stock                                                    21,900
        Retained Earnings                                           23,168,471

              Total Stockholder's Equity                            23,190,371

              Total Liabilities and Stockholder's                   36,886,876
              Equity

                                     F-17

J.E. Hanger, Inc. of Georgia
June 30, 1996 and December 31, 1995
Six Months Ended

STATEMENTS OF INCOME                                          Six Months Ended
                                                                June 30, 1996

SALES                                                             32,696,693

COST OF SALES:
        Materials                                                 12,143,993
        Salaries and wages                                         2,913,898
        Payroll taxes                                                300,132
        Profit sharing plan contribution                              76,042
        Group insurance                                              374,201
        Other taxes                                                  154,717
        Factory expense and professional training                    862,523
        Depreciation                                                 236,489
        Rent                                                         838,548
        Hazard insurance                                             299,759

              Total Cost of Sales                                 18,200,302

GROSS PROFIT                                                      14,496,391

SELLING AND ADMINISTRATIVE EXPENSES:
        Salaries                                                   7,215,983
        Deferred compensation                                        198,671
        Payroll taxes                                                462,510
        Profit sharing plan contribution                             186,695
        Group insurance                                              359,527
        Sales expense                                                875,693
        Depreciation                                                 230,069
        Office expense and telephone                                 897,573
        Legal and accounting                                         156,291
        Interest                                                     256,627
        Amortization                                                 736,230
        Bad debt expense                                             200,717
        Miscellaneous                                                225,835

              Total Selling and Administrative                    12,002,421
              Expenses

OPERATING PROFIT                                                   2,493,970

OTHER INCOME                                                         442,766

INCOME BEFORE PROVISION FOR INCOME                                 2,936,736
TAXES

        Provision for income taxes                                    63,467

NET INCOME                                                         2,873,269

                                     F-18

                         HANGER ORTHOPEDIC GROUP, INC.
            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statements of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 and the unaudited pro forma consolidated balance sheets as of June 30, 1996 and December 31, 1995 are based on the historical financial statements of Hanger Orthopedic Group, Inc. ("Hanger" or "the Company") adjusted to give the effect to the acquisition of certain assets and assumption of certain liabilities of J.E. Hanger, Inc. of Georgia ("JEH").

     The pro forma consolidated statements of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared assuming the JEH acquisition occurred as of January 1, 1995. The pro forma consolidated balance sheets as of June 30, 1996 and December 31, 1995 have been prepared assuming that such acquisition occured on June 30, 1996 and December 31, 1995, respectively. The acquisition and related adjustments are described in the notes thereto.

     The pro forma consolidated financial information does not purport to represent the Company's consolidated results of operations had the acquisition of JEH occurred as of January 1, 1995, or to project the Company's consolidated results of operation for any future period. The pro forma consolidated financial information does not purport to represent the Company's consolidated financial position had the acquisition of JEH occurred as of June 30, 1996 or December 31, 1995, or to project the Company's consolidated financial position for any future period. The consolidated pro forma financial information does not give effect to any matters other than those described in the notes thereto.

     The following pro forma financial statements do not give any effect to certain overhead cost savings that are expected to be achieved in the future as a result of the merger.

           Pro Forma Consolidated Balance Sheet as of June 30, 1996

                                                                                  HISTORICAL
                                                                ----------------------------------------------

                                                 Hanger                                      Acquisition
                                               Orthopedic            J.E. Hanger,             Pro Forma
                                             Group, Inc. (a)          Inc.  (a)              Adjustments             Pro Forma
                                             ---------------        ---------------        ---------------        ---------------
ASSETS
Current Assets:
     Cash and cash equivalents                     $527,476             $4,478,457   (c)      ($4,625,168)              $380,765
     Marketable securities                                0              4,390,249   (b)       (4,390,249)                     0
     Accounts receivable                         13,640,590             10,757,313                                    24,397,903
     Inventory                                   10,355,866              4,215,942   (c)        1,629,654             16,201,462
     Prepaids and other assets                    1,263,210                516,213   (c)           85,000              1,864,423
     Deferred income taxes                          804,499                      0   (c)        1,137,378              1,941,877
                                             ---------------        ---------------        ---------------        ---------------
Total Current Assets                             26,591,641             24,358,174             (6,163,385)            44,786,430
                                             ---------------        ---------------        ---------------        ---------------
     Property, plant & equipment, net             7,575,116              7,439,738 (b)/(c)      2,713,042             17,727,896

     Intangible assets, net                      26,111,899              4,355,902   (c)       25,812,575             56,280,376

     Other assets                                   401,074                733,062 (b)/(c)      2,700,000              3,834,136
                                             ---------------        ---------------        ---------------        ---------------
Total Assets                                    $60,679,730            $36,886,876            $25,062,232           $122,628,838
                                             ===============        ===============        ===============        ===============

LIABILITIES
Current Liabilities
     Current portion of long-term debt           $2,035,853             $1,624,947   (d)       $3,500,000             $7,160,800
     Accounts payable and accrued expenses        3,884,521              5,818,707   (c)          965,000             10,668,228
     Deferred revenue                               269,005                      0                      0                269,005
                                             ---------------        ---------------        ---------------        ---------------
Total Current Liabilities                         6,189,379              7,443,654              4,465,000             18,098,033
                                             ---------------        ---------------        ---------------        ---------------
     Long-term debt                              21,086,315              3,845,677 (c)/(d)     36,912,499             61,844,491
     Deferred income taxes                          709,863                      0                709,863
     Other liabilites                               525,959              2,407,174   (b)         (372,229)             2,560,904
                                             ---------------        ---------------        ---------------        ---------------
Total Liabilities                                28,511,516             13,696,505             41,005,270             83,213,291

STOCKHOLDERS' EQUITY
     Common Stock                                    84,368                 21,900   (c)          (11,900)                94,368
     Additional paid in capital                  33,562,289                      0 (c)/(d)      7,237,333             40,799,622
     Retained Earnings (Accumulated Deficit)       (822,881)            23,168,471 (b)/(c)    (23,168,471)              (822,881)
                                             ---------------        ---------------        ---------------        ---------------
                                                 32,823,776             23,190,371            (15,943,038)            40,071,109
     Treasury Stock                                (655,562)                                                            (655,562)
                                             ---------------        ---------------        ---------------        ---------------
Total Stockholders' Equity                       32,168,214             23,190,371            (15,943,038)            39,415,547
                                             ---------------        ---------------        ---------------        ---------------
Total Liabilities and Stockholder's Equity      $60,679,730            $36,886,876            $25,062,232           $122,628,838
                                             ===============        ===============        ===============        ===============

(a)  Represents historical balance sheet data as of June 30, 1996.

(b) The pro forma adjustments to marketable securities ($4,390,249), property,plant and equipment ($617,851), other assets ($250,000) and other liabilities ($372,229) reflect the elimination of assets / liabilities not acquired / assumed in connection with the proposed transaction.

(c) To record the purchase price, including estimated acquisition and debt issue costs of $4,000,000, in connection with the proposed transaction which comprises $44,000,000 in cash and the issuance of 1,000,000 shares of common stock with an estimated value of $5,250,000. The additions to inventory ($1,629,654), deferred income taxes ($1,137,378), property, plant and equipment ($3,413,434) and intangible assets ($25,812,575) are to adjust assets to their estimated fair market values.

(d) To record additional debt incurred in connection with the proposed transaction as follows:
       $8,000,000 in senior subordinate notes, bearing 8% interest, net of discount of $1,997,333 related to detachable warrants issued to the lender.
       $29,000,000 term loan, bearing interest at the 3-month LIBOR rate plus 2.75%. Proceeds from this loan are to be used in connection with the proposed transaction and the refinancing of $21,090,168 of pre-existing indebtedness.
       $26,000,000 term loan, bearing interest at the 3-month LIBOR rate plus 3.25%.
       $500,000 drawn from an $8,000,000 revolving loan facility, bearing interest at the 3-month LIBOR rate plus 2.75%.

         Pro Forma Consolidated Balance Sheet as of December 31, 1995

                                                                                  HISTORICAL
                                                                ----------------------------------------------

                                                 Hanger                                      Acquisition
                                               Orthopedic            J.E. Hanger,             Pro Forma
                                             Group, Inc. (a)          Inc.  (a)              Adjustments             Pro Forma
                                             ---------------        ---------------        ---------------        --------------
ASSETS
Current Assets:
     Cash and cash equivalents                   $1,456,305             $6,805,953   (c)      ($6,413,468)           $1,848,790
     Marketable securities                                0              4,196,946   (b)       (4,196,946)                    0
     Accounts receivable                         13,324,991             10,634,928                                   23,959,919
     Inventory                                   10,312,289              4,102,218   (c)        1,551,537            15,966,044
     Prepaids and other assets                    1,040,914                402,911   (c)           85,000             1,528,825
     Deferred income taxes                          804,499                      0   (c)        1,273,711             2,078,210
                                             ---------------        ---------------        ---------------        --------------
Total Current Assets                             26,938,998             26,142,956             (7,700,166)           45,381,788
                                             ---------------        ---------------        ---------------        --------------
      Property, plant & equipment, net            7,765,656              7,019,776 (b)/(c)      2,456,246            17,241,678

      Intangible assets, net                      2,709,745              5,023,911   (c)       26,115,063            57,848,719

     Other assets                                   385,662                714,361 (b)/(c)      2,700,000             3,800,023
                                             ---------------        ---------------        ---------------        --------------
Total Assets                                    $61,800,061            $38,901,004            $23,571,143          $124,272,208
                                             ===============        ===============        ===============        ==============

LIABILITIES
Current Liabilities
     Current portion of long-term debt           $1,828,953             $1,980,075   (d)       $3,000,000            $6,809,028
     Accounts payable and accrued expenses        4,488,269              6,998,360   (c)          965,000            12,451,629
                                             ---------------        ---------------        ---------------        --------------
Total Current Liabilities                         6,317,222              8,978,435              3,965,000            19,260,657
                                             ---------------        ---------------        ---------------        --------------
     Long-term debt                              22,925,124              4,711,074 (c)/(d)     35,624,199            63,260,397
     Deferred income taxes                          706,965                      0                                      706,965
     Other liabilites                               559,385              2,284,496   (b)         (338,390)            2,505,491
                                             ---------------        ---------------        ---------------        --------------
Total Liabilities                                30,508,696             15,974,005             39,250,809            85,733,510
                                             ---------------        ---------------        ---------------        --------------
STOCKHOLDERS' EQUITY
     Common Stock                                    84,241                 21,900   (c)          (11,900)               94,241
     Additional paid in capital                  33,574,058                      0 (c)/(d)      7,237,333            40,811,391
     Retained Earnings (Accumulated Deficit)     (1,711,372)            22,905,099 (b)/(c)    (22,905,099)           (1,711,372)
                                             ---------------        ---------------        ---------------        --------------
                                                 31,946,927             22,926,999            (15,679,666)           39,194,260
     Treasury Stock                                (655,562)                     0                      0              (655,562)
                                             ---------------        ---------------        ---------------        --------------
Total Stockholders' Equity                       31,291,365             22,926,999            (15,679,666)           38,538,698
                                             ---------------        ---------------        ---------------        --------------
Total Liabilities and Stockholder's Equity      $61,800,061            $38,901,004            $23,571,143          $124,272,208
                                             ===============        ===============        ===============        ==============

(a)  Represents historical balance sheet data as of December 31, 1995.

(b) The pro forma adjustments to marketable securities ($4,196,946), property,plant and equipment ($757,487), other assets ($250,000) and other liabilities ($338,390) reflect the elimination of assets / liabilities not acquired / assumed in connection with the proposed transaction.

(c) To record the purchase price, including estimated acquisition and debt issue costs of $4,000,000, in connection with the proposed transaction which comprises $44,000,000 in cash and the issuance of 1,000,000 shares of common stock with an estimated value of $5,250,000. The additions to inventory ($1,551,537), deferred income taxes ($1,273,711), property, plant and equipment ($3,213,733) and intangible assets ($26,115,063) are to adjust assets to their estimated fair market values.

(d) To record additional debt incurred in connection with the proposed transaction as follows:
       $8,000,000 in senior subordinate notes, bearing 8% interest, net of discount of $1,997,333 related to detachable warrants issued to the lender.
       $29,000,000 term loan, bearing interest at the 3-month LIBOR rate plus 2.75%. Proceeds from this loan are to be used in connection with the proposed transaction and the refinancing of $22,378,468 of pre-existing indebtedness.
       $26,000,000 term loan, bearing interest at the 3-month LIBOR rate plus 3.25%.

                                     F-21

                Pro Forma Consolidated Statement of Operations
                    for the Six Months Ended June 30, 1996

                                                                                  HISTORICAL
                                                                ----------------------------------------------
                                                 Hanger                                      Acquisition
                                               Orthopedic            J.E. Hanger,             Pro Forma
                                             Group, Inc. (a)          Inc.  (a)              Adjustments             Pro Forma
                                             ---------------        ---------------        ---------------        --------------
Net Sales                                       $26,249,672            $32,696,693                                  $58,946,365
Cost of Sales                                    12,238,843             18,200,302 (b)/(c)         55,818            30,494,963
                                             ---------------        ---------------        ---------------        --------------
Gross Profit                                     14,010,829             14,496,391                (55,818)           28,451,402

Selling, general & administrative                10,222,239             10,779,495 (b)/(e)          8,661            21,010,395
Depreciation & amortization                       1,295,359                966,299 (c)/(e)        615,771             2,877,429
                                             ---------------        ---------------        ---------------        --------------
Income from operations                            2,493,231              2,750,597               (680,250)            4,563,578

Interest expense                                   (861,539)              (256,627)  (d)       (2,075,978)           (3,194,144
Other income (expense), net                         (73,502)               442,766 (b)/(d)       (345,152)               24,112
                                             ---------------        ---------------        ---------------        --------------
Income before taxes                               1,558,190              2,936,736             (3,101,380)            1,393,546

Provision for income taxes                          669,700                 63,467   (f)         (147,877)              585,290
                                             ---------------        ---------------        ---------------        --------------
Net Income(loss)                                   $888,490             $2,873,269            ($2,953,503)             $808,256
                                             ===============        ===============        ===============        ==============
Net Income per share (g):                             $0.11                                                               $0.09
                                             ---------------                                                      --------------
Shares used to compute net income per share:      8,351,436                                                           9,351,436
                                             ---------------                                                      --------------

(a)  Represents  the  historical   statement  of  operations  for  the  period
     presented.

(b) The pro forma adjustments to reduce cost of sales ($28,367), selling, general and administrative ($33,839) and other income ($275,774) reflects the elimination of income and expenses in connection with assets / liabilities not acquired / assumed.

(c) The adjustments to depreciation and amortization ($406,842) and cost of sales ($84,185) represents the effects of the purchase price allocation.

(d) The adjustment to interest expense ($2,075,978) and other expense ($69,278) represents the effects of new debt agreements and cash utilized in connection with the proposed transaction. The interest expense adjustment includes $124,833 of amortized debt discount.

(e) The adjustments to depreciation and amortization for $208,929 of amortized debt issue costs and selling, general and administrative for $42,500 of loan administative expenses are in connection with the aforementioned debt agreements.

(f) To reflect income taxes as if the Company and JEH were a C Corporation for the period presented.

(g) Historical and pro forma net income per share is computed by dividing net income by the number of shares of common stock outstanding for the period. The shares used in the computation of net income per share on a pro forma adjusted basis also includes 1,000,000 shares being issued in conjunction with the acquisition of JEH.

(h) Pro forma adjustments exclude nonrecurring inventory charges and related tax effects which result directly from the transaction and which will be included in the income of Hanger within the 12 months succeeding the transaction.

                                     F-22

                Pro Forma Consolidated Statement of Operations
                     for the Year Ended December 31, 1995

                                                                                  HISTORICAL
                                                                ----------------------------------------------
                                                 Hanger                                      Acquisition
                                               Orthopedic            J.E. Hanger,             Pro Forma
                                             Group, Inc. (a)          Inc.  (a)              Adjustments             Pro Forma
                                             ---------------        ---------------        ---------------        --------------

Net Sales                                       $52,467,899            $59,780,443                                 $112,248,342
Cost of Sales                                    24,572,089             32,812,637 (b)/(c)         85,486            57,470,212
                                             ---------------        ---------------        ---------------        --------------
Gross Profit                                     27,895,810             26,967,806                (85,486)           54,778,130

Selling, general & administrative                19,361,701             19,726,135 (b)/(e)         17,322            39,105,158
Depreciation & amortization                       2,691,388              1,860,049 (c)/(e)      1,231,421             5,782,858
                                             ---------------        ---------------        ---------------        --------------
Income from operations                            5,842,721              5,381,622             (1,334,229)            9,890,114

Interest expense                                 (2,056,140)              (500,377)  (d)       (4,193,507)           (6,750,024)
Other income (expense), net                        (106,644)             1,130,869 (b)/(d)       (898,358)              125,867
                                             ---------------        ---------------        ---------------        --------------
Income from operations before taxes               3,679,937              6,012,114             (6,426,094)            3,265,957

Provision for income taxes                        1,544,498                 65,832   (f)         (238,628)            1,371,702
                                             ---------------        ---------------        ---------------        --------------
Net Income(loss)                                 $2,135,439             $5,946,282            ($6,187,466)           $1,894,255
                                             ===============        ===============        ===============        ==============
Net Income per share (g):                             $0.26                                                               $0.20
                                             ---------------                                                      --------------
Shares used to compute net income per share:      8,290,544                                                           9,290,544
                                             ---------------                                                      --------------

(a)  Represents  the  historical   statement  of  operations  for  the  period
     presented.

(b) The pro forma adjustments to reduce cost of sales ($75,201), selling, general and administrative ($67,678) and other income ($614,370) reflects the elimination of income and expenses in connection with assets / liabilities not acquired / assumed.

(c) The adjustments to depreciation and amortization ($813,564) and cost of sales ($160,687) represents the effects of the purchase price allocation.

(d) The adjustment to interest expense ($4,193,507) and other expense ($192,404) represents the effects of new debt agreements and cash utilized in connection with the proposed transaction. The interest expense adjustment includes $249,667 of amortized debt discount.

(e) The adjustments to depreciation and amortization for $417,857 of amortized debt issue costs and selling, general and administrative for $85,000 of loan administrative expenses are in connection with the aforementioned debt agreements.

(f) To reflect income taxes as if the Company and JEH were a C Corporation for the period presented.

(g) Historical and pro forma net income per share is computed by dividing net income by the number of shares of common stock outstanding for the period. The shares used in the computation of net income per share on a pro forma adjusted basis also includes 1,000,000 shares being issued in conjunction with the acquisition of JEH.

(h) Pro forma adjustments exclude nonrecurring inventory charges and related tax effects which result directly from the transaction and which will be included in the income of Hanger within the 12 months succeeding the transaction.

                                     F-23